Contact: Gilbert L. Danielson
Executive Vice President
Chief Financial Officer
404-231-0011

Aaron's, Inc.
Reports Fourth Quarter and Year End Results

•Total Revenues Down 2% for Quarter; Up 1% for Year

•	GAAP Diluted EPS of $.30 for Quarter; $1.58 for Year

•	Non-GAAP Diluted EPS of $.30 for Quarter; $1.86 for Year

ATLANTA, February 7, 2014 - Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, today announced revenues and earnings for the three and twelve months ended December 31, 2013.
"As we previously announced on January 13th, the Company’s financial results in the fourth quarter did not meet expectations,” said Ronald W. Allen, Chairman, President and Chief Executive Officer of Aaron's. “2013 has been a year of challenges and change for Aaron’s and growing revenues and adding customers has been difficult with the ongoing economic pressures on low to middle income consumers."
For the fourth quarter of 2013, revenues decreased 2% to $553.9 million compared to $565.4 million for the fourth quarter of 2012. Net earnings were $22.7 million versus $36.6 million a year ago. Diluted earnings per share were $.30 compared to $.48 per share last year.
For the twelve months ended December 31, 2013, revenues increased 1% to $2.235 billion compared to $2.213 billion for the twelve months ended December 31, 2012. Net earnings were $120.7 million versus $173.0 million last year. Diluted earnings per share for the twelve months were $1.58 for 2013 compared to $2.25 in 2012.
Included in 2013 pre-tax earnings was an accrual of $28.4 million related to a pending regulatory investigation by the California Attorney General into Aaron's leasing, marketing and privacy practices. In addition, during 2013, $4.9 million of charges were recorded related to retirement expenses and a change in vacation policies. In 2012, a $10.4 million charge to earnings was recorded for costs associated with retirement expenses along with recognition of $35.5 million of income related to the settlement of a lawsuit.
On a non-GAAP basis, excluding from all periods the 2013 regulatory investigation accruals, the 2013 retirement and vacation related charges, the 2012 retirement expenses, and the 2012 reversal of a lawsuit-related accrual, net earnings for the twelve months ended December 31, 2013 would have been $142.4 million compared to $157.4 million in 2012, and earnings per share assuming dilution would have been $1.86 versus $2.04 last year.
“Our customer count grew only slightly in 2013 and due to the nature of the sales and lease ownership business it will take several quarters of increasing our customer base to significantly grow revenues and earnings,” Mr. Allen continued. "We have spent substantial effort during the year strengthening our management team and operating practices and procedures, and believe the corporate infrastructure is now in place to produce solid and sustainable future financial performance. With better focus and execution our core business should return to more normal trends. We remain optimistic and look forward to better performance in 2014.”
Same store revenues (revenues earned in Company-operated stores open for the entirety of both quarters) decreased .9% during the fourth quarter of 2013 compared to the fourth quarter of 2012, and customer count on a same store basis was down 1.4%. For Company-operated stores open over two years at the end of December 31, 2013, same store revenues decreased 1.9% during the fourth quarter of 2013 compared to the fourth quarter of 2012. The Company had 1,138,000 customers and its franchisees had 613,000 customers at the end of the most recent quarter, a 1% increase in total customers over the number at the end of the fourth quarter a year ago (customers of franchisees, however, are not customers of Aaron's, Inc.).
Due to the recognition of income tax benefits primarily related to the Company’s furniture manufacturing operations and increased federal and state tax credits being applied to lower than expected earnings, the effective tax rates for the fourth quarter and twelve months of 2013 were 33.5% and 34.8%, respectively.
During 2013, the Company generated approximately $307 million of cash flow from operations and at December 31, 2013 had $231 million of cash on hand and $112 million in investments. In the fourth quarter of 2013 the Company acquired 3.5 million of its common stock under a previously announced $125 million accelerated share repurchase program. In February 2014 the program was completed and the Company will receive an additional 1.0 million shares of common stock upon settlement.
Division Results
Aaron's Sales & Lease Ownership division revenues, which include non-retail sales, decreased $7.7 million, or 1%, in the fourth quarter of 2013 to $537.9 million compared to $545.6 million in revenues in the fourth quarter of 2012. Sales and lease ownership revenues for the twelve months of 2013 increased 1% to $2.168 billion compared to $2.150 billion for the same period a year ago.
Revenues of the HomeSmart division were $15.2 million in the fourth quarter of 2013, a 2% increase over the $14.8 million in revenues in the fourth quarter of 2012. HomeSmart revenues for the twelve months of 2013 were $62.7 million versus $55.2 million for the same period a year ago, a 14% increase.
Components of Revenue
Consolidated lease revenues and fees for the fourth quarter and twelve months of 2013 increased 2% and 4%, respectively, over the comparable previous year periods. In addition, franchise royalties and fees decreased .1% in the fourth quarter and increased 3% for the twelve months of 2013 compared to the same periods in 2012. The changes in the Company's franchise royalties and fees are primarily driven by increases in store front revenues of the Company's franchisees, which collectively had revenues of $247.8 million during the fourth quarter and $1.011 billion for the twelve months of 2013, an increase of 2% and 4%, respectively, over the comparable 2012 periods. Same store revenues and customer counts for franchised stores were up .5% and .7%, respectively, for the fourth quarter 2013 compared to the same quarter last year (revenues and customers of franchisees, however, are not revenues and customers of Aaron's,

Inc.). Non-retail sales, which are primarily sales of merchandise to Aaron's Sales and Lease Ownership franchisees, decreased 14% for the fourth quarter and 13% for the twelve months compared to the same periods last year due to less demand by franchisees.
Store Count
During the fourth quarter of 2013, the Company opened 19 Company-operated Aaron's Sales & Lease Ownership stores, 16 franchised stores, three HomeSmart stores and four RIMCO stores. The Company also acquired one Aaron's Sales & Lease Ownership franchised store and two franchised stores closed during the quarter.
Through the three and twelve months ended December 31, 2013, the Company awarded area development agreements to open 14 and 39 additional franchised stores, respectively. At December 31, 2013, there were area development agreements outstanding for the opening of 159 franchised stores over the next several years.
At December 31, 2013, the Company had 1,262 Company-operated Aaron's Sales & Lease Ownership stores, 773 franchised Aaron's Sales & Lease Ownership stores, 81 Company-operated HomeSmart stores, three franchised HomeSmart stores, 27 Company-operated RIMCO stores and five franchised RIMCO stores. The total number of stores open at December 31, 2013 was 2,151.
Subsequent to December 31, 2013, the Company sold its 27 Company-operated and the rights to five franchised RIMCO stores.
First Quarter and Full Year 2014 Outlook
The Company is updating its guidance for 2014 and expects to achieve the following:

•	First quarter revenues (excluding revenues of franchisees) of approximately $600 million.

•	First quarter diluted earnings per share in the range of $.57 to $.62 per share.

•	Fiscal year 2014 revenues (excluding revenues of franchisees) of approximately $2.3 billion.

•
GAAP fiscal year 2014 diluted earnings per share in the range of $1.80 to $2.00. EPS guidance does not assume any additional share repurchases after the completion of the Company’s previously announced accelerated share repurchase program.

•	New store growth of approximately 1% to 2% over the store base at the end of 2013, for the most part an equal mix between Company-operated and franchised stores, and including a small number of HomeSmart stores. This will be a net store growth after any opportunistic merging or disposition of stores.

•	The Company also plans to continue to acquire franchised stores or sell Company-operated stores to franchisees as opportunities present themselves.

•	The Company will also continue, as warranted, to consolidate or sell stores not meeting performance goals.

Conference Call
Aaron's will hold a conference call to discuss its quarterly financial results on Friday, February 7, 2014, at 10:00 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's website, www.aaronsinc.com, in the “Investor Relations” section. The webcast will be archived for playback at that same site.
Aaron's, Inc., based in Atlanta, currently has more than 2,115 Company-operated and franchised stores in 48 states and Canada. The Company's Woodhaven Furniture Industries division manufactured approximately $104 million, at cost, of furniture and bedding at 14 facilities in seven states in 2013. Most of the production of Woodhaven is for shipment to Aaron's stores.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron's, Inc.'s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, litigation, customer privacy, information security, customer demand and other issues, and the other risks and uncertainties discussed under “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Statements in this release that are “forward-looking” include without limitation Aaron's projected revenues, earnings, and store openings for future periods, and other statements under the heading “First Quarter and Full Year 2014 Outlook,” statements regarding planned share repurchases and statements regarding legal and regulatory accruals for loss contingencies.

Aaron's, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Lease Revenues and Fees	$418,173	$411,827	$1,748,699	$1,676,391
Retail Sales	8,258	8,336	40,876	38,455
Non-Retail Sales	109,140	126,755	371,292	425,915
Franchise Royalties and Fees	17,011	17,027	68,575	66,655
Other	1,270	1,421	5,189	5,411
Total	553,852	565,366	2,234,631	2,212,827

Costs and Expenses:
Retail Cost of Sales	5,023	4,575	24,318	21,608
Non-Retail Cost of Sales	99,246	115,785	337,581	387,362
Operating Expenses	263,143	243,035	1,022,684	952,617
Legal and Regulatory Investigation	—	—	28,400	(35,500)
Retirement and Vacation Charges	—	—	4,917	10,394
Depreciation of Lease Merchandise	152,189	146,635	628,089	601,552
Other Operating Expense (Income), Net	366	(1,263)	1,584	(2,235)
Total	519,967	508,767	2,047,573	1,935,798

Operating Profit	33,885	56,599	187,058	277,029
Interest Income	757	833	2,998	3,541
Interest Expense	(1,097)	(1,503)	(5,613)	(6,392)
Other Non-Operating Income, Net	566	1,263	517	2,677
Earnings Before Income Taxes	34,111	57,192	184,960	276,855

Income Taxes	11,437	20,560	64,294	103,812

Net Earnings	$22,674	$36,632	$120,666	$173,043

Earnings Per Share	$.30	$.48	$1.59	$2.28
Earnings Per Share Assuming Dilution	$.30	$.48	$1.58	$2.25

Weighted Average Shares Outstanding	75,227	75,556	75,747	75,820
Weighted Average Shares Outstanding Assuming Dilution	75,752	76,402	76,390	76,826

Certain prior year amounts have been reclassified to conform to the current year presentation.

Selected Balance Sheet Data
(In thousands)
(Unaudited)

	December 31, 2013	December 31, 2012
Cash and Cash Equivalents	$231,091	$129,534
Investments	112,391	85,861
Accounts Receivable, Net	68,684	74,157
Lease Merchandise, Net	869,725	964,067
Property, Plant and Equipment, Net	231,293	230,598
Other Assets, Net	313,992	328,712

Total Assets	1,827,176	1,812,929

Senior Notes	125,000	125,000
Total Liabilities	685,848	676,803
Shareholders' Equity	$1,141,328	$1,136,126

Use of Non-GAAP Financial Information:

This press release presents the Company's net earnings and diluted earnings per share excluding (i) third quarter 2013 charges of $13.4 million related to a pending regulatory investigation, (ii) second quarter 2013 charges of $15 million related to the same regulatory investigation and (iii) second quarter 2013 retirement and vacation related charges of $4.9 million. Excluded from 2012 are a $10.4 million charge to earnings in the third quarter for costs associated with the retirement of the Company’s founder and Chairman of the Board and the reversal of a $35.5 million charge recorded in the first quarter related to a lawsuit verdict against the Company, including associated legal fees and expenses. These measures are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

Management regards the circumstances of these special charges as not arising out of the ordinary course of business. The adjustments include matters that are not entirely susceptible to prediction or effective management, and consequently management believes that presentation of net earnings and diluted earnings per share excluding these adjustments is useful because it gives investors supplemental information to evaluate and compare the performance of the Company's underlying core business from period to period. Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company's GAAP basis net earnings and diluted earnings per share, which are also presented in the press release. Please refer to our Current Report on Form 8-K furnishing this earnings release to the SEC on the date hereof for further information on our use of non-GAAP financial measures.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP
Net Earnings and Non-GAAP Earnings Per Share Assuming Dilution
(In thousands, except earnings per share)

	(Unaudited) Three Months Ended December 31,		(Unaudited) Twelve Months Ended December 31,
	2013	2012	2013	2012
Net Earnings	$22,674	$36,632	$120,666	$173,043
Add Regulatory Investigation Accrual, Net of Taxes (1)	—	—	18,528	—
Add Retirement and Vacation Related Charges, Net of Taxes (2)	—	—	3,208	6,496
Deduct Accrued Lawsuit Income, Net of Taxes (3)	—	—	—	(22,187)
Non-GAAP Net Earnings	$22,674	$36,632	$142,402	$157,352

Earnings Per Share Assuming Dilution	$.30	$.48	$1.58	$2.25
Add Regulatory Investigation Accrual	—	—	.24	—
Add Retirement and Vacation Related Charges	—	—	.04	.08
Deduct Accrued Lawsuit Income	—	—	—	(.29)

Non-GAAP Earnings Per Share Assuming Dilution (4)	$.30	$.48	$1.86	$2.04

Weighted Average Shares Outstanding Assuming Dilution	75,752	76,402	76,390	76,826

(1)	Net of taxes of $9,872 for the twelve months ended December 31, 2013 calculated using the effective tax rates for the twelve months ended December 31, 2013.

(2)
Net of taxes $1,709 for the twelve months ended December 31, 2013 and net of taxes of $3,898 for the twelve months ended December 31, 2012 calculated using the effective tax rates for the twelve months ended December 31, 2013 and December 31, 2012, respectively.

(3)	Net of taxes of $13,313 for the twelve months ended December 31, 2012 calculated using the effective tax rate for the twelve months ended December 31, 2012.

(4)	In some cases the sum of individual EPS amounts may not equal total EPS calculations.